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                                                                                                           OMB APPROVAL
                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                 ---------------------------
                                                                                                    OMB Number        32350362
FORM 5                                       Washington, D. C. 20549                                Expires:  December 31,2001
                                                                                                    Estimated average burden
(  )  Check here if no               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   hours per response. . .7.0
      longer subject to
      Section 16.  Form 4 or       Filed  pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
      Form 5 obligations           Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
      may continue.
      See Instruction 1(b).
(  )  Form 3 Holdings Reported
(  )  Form 4 Transactions Reported

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                                                      |                                       |
 1 Name and Address of Reporting Person*              |2 Issuer Name and Ticker/Trading Symbol|6 Relationship of Reporting
                                                      |                                       | Person(s) to Issuer
   Glascott            John                     W.    |   iVillage Inc. (IVIL)                |       (Check All Applicable)
 -----------------------------------------------------|---------------------------------------| (   ) Director      (   ) 10% Owner
  (Last)               (First)                (Middle)|3 IRS Identifica-|4 Statement for      | ( X ) Officer       (   ) Other
                                                      | tion Number of  | Month/Year          | (Give Title below)  (Specify below)
                    c/o iVillage Inc.                 | Reporting       |                     |
                    212 Fifth Avenue                  | Person, if      |   December 1999     |  Senior Vice President, Sponsorship
 -----------------------------------------------------| an entity       |---------------------|------------------------------------
                     (Street)                         |   (Voluntary)   |5 If Amendment,      |7 Individual or Joint/Group Filing
                                                      |                 | Date of Original    |       (Check Applicable)
   New York           New York                10010   |                 |     (Month/Year)    | Form filed by:
 -----------------------------------------------------|                 |                     |  (X) One Reporting Person
  (City)              (State)                   (Zip) |                 |                     |  ( ) More Than One Reporting Person
                                                      |                 |                     |
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                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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 1 Title of Security            |2 Trans-  |3 Trans-  |4 Securities Acquired   |5 Amount of   |6 Ownership |7 Nature of Indirect
   (Instr. 3)                   | action   | action   | (A) or Disposed of (D) | Securities   | Form:      | Beneficial Ownership
                                | Date     | Code     | (Instr. 3, 4 and 5)    | Beneficially | Direct (D) |    (Instr. 4)
                                | (Month/  |(Instr. 8)|------------------------| Owned at End |    or      |
                                | Day/     |          |  Amount   |(A)| Price  | of Issuer's  |Indirect(I) |
                                | Year)    |          |           |(D)|        | Fiscal Year  | (Instr. 4) |
 -------------------------------|----------|----------|-----------|---|--------|--------------|------------|------------------------
                                |          |          |           |   |        |              |            |
 -------------------------------|----------|----------|-----------|---|--------|--------------|------------|------------------------
                                |          |          |           |   |        |              |            |
--------------------------------|----------|----------|-----------|---|--------|--------------|------------|------------------------
                                |          |          |           |   |        |              |            |
--------------------------------|----------|----------|-----------|---|--------|--------------|----------- |------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 2270 (7-97)

                                                  Potential persons who are to respond to the collection of
                                                  information contained in this form are not required to
                                                  respond unless the form displays a currently valid OMB
                                                  control number.


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FORM 5 (Continued)               Table II  -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                        (e.g. puts, calls, warrants, options, convertible securities)

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             |        |        |        |                 |                 |                  |        |        |       |
 1 Title of  |2 Con-  |3 Trans-|4 Trans-|5 Number of      |6 Date           |7 Title and Amount|8 Price |9 Number|10 Own-|11 Nature
  Derivative | ver-   | action | action | Derivative      | Exercisable and | of Underlying    | of     |of Deri-|ership:| of
  Security   | sion   | Date   | Code   | Securities      | Expiration Date | Securities       | Deri-  |vative  |Direct |Indirect
  (Instr.3)  | or     | (Month/| (Instr.| Acquired (A) or | (Month/Day/Year)|(Instr. 3 and 4)  | vative |Secur-  |(D) or |Ownership
             | Exer-  | Day/   |   8)   | Disposed of (D) |-----------------|------------------| Sec-   |ties    |Indi-  |(Instr. 4)
             | cise   | Year)  |        |(Instr. 3, 4, 5) | Date   | Expir- |         |Amount  | urity  |Owned at|rect(I)|
             | Price  |        |--------|-----------------| Exer-  | ation  |  Title  |or Num- |(Instr. |End of  |(Instr.|
             |        |        |        |  (A)   |  (D)   | cisable| Date   |         |ber of  |   5)   |Year (  |   4)  |
             |        |        |        |        |        |        |        |         |Shares  |        |(Instr4)|       |
 ------------|--------|--------|--------|--------|--------|--------|--------|---------|--------|--------|--------|-------|---------
Employee     |$23.438 |11/03/99|   A    |30,000  |        | 2/3/00 |11/03/06|Common   |30,000  |$23.438 |  30,000|   D   |
Stock Options|        |        |        |        |        | (1)    |        |Stock    |        |        |        |       |
 (option to  |        |        |        |        |        |        |        |         |        |        |        |       |
 buy)        |        |        |        |        |        |        |        |         |        |        |        |       |
------------------------------------------------------------------------------------------------------------------------------------
Employee     | $6.00  |9/1/99  |        |        |        |4/15/99 |4/15/05 |Common   |66,666  |$6.00   |66,666  |   D   |
Stock        |        |        |        |        |        |(2)     |        |Stock    |        |        |        |       |
 Options     |        |        |        |        |        |        |        |         |        |        |        |       |
 (option to  |        |        |        |        |        |        |        |         |        |        |        |       |
  buy)       |        |        |        |        |        |        |        |         |        |        |        |       |

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Explanation of Responses:

1.   An aggregate of 30,000 options were granted to Mr. Glascott on November 3, 1999, of which 1/16 of such grant will vest on
     February 3, 2000 and 1/16th will vest every three months thereafter for 15 successive quarters.

2.   On April 15, 1998, an aggregate of 66,666 employee stock options were granted to Mr. Glascott, of which 16,667 vested on April
     15, 1999.  On September 1, 1999, the vesting terms of such options were amended whereby 2/12th of the remaining grant of
     49,999 options vested on October 15, 1999, 1/12th of such grant vested on January 15, 1999 and 1/12th of such grant will vest every three months thereafter for nine successive quarters.



                                                                                 /s/ John Glascott                January 21, 2000
                                                                            ----------------------------------    ----------------
                                                                            **  Signature of Reporting Person               Date


**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
         See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: Transmit one copy of this Form to EDGAR, using a typed signature. If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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